EXHIBIT 10.31

Effective March 1, 2005, the annual salaries for our named executive officers will be as follows:

•	J.J. Mulva — $1,500,000

•	J.W. Nokes — $852,000

•	W.B. Berry — $725,000

•	J.A. Carrig — $659,000

•	J.E. Lowe — $546,000